Exhibit 5.15

November 22, 2011

Burlington Coat Factory Warehouse Corporation

1830 Route 130 North

Burlington, New Jersey 08016

Re:	That certain proposed registration statement on Form S-4, as amended from time to time (the “Registration Statement”), filed with the United States Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), on or about July 15, 2011, relating to the issuance of $450,000,000.00 in aggregate principal amount of the Issuer’s 10% Senior Notes due 2019 (the “Exchange Notes”) by Burlington Coat Factory Warehouse Corporation, a Delaware corporation (the “Issuer”)

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as special legal counsel in the State of Louisiana (the “State”) to Burlington Coat Factory of Louisiana, LLC, a Louisiana limited liability company (the foregoing being a subsidiary of the Issuer (hereinafter referred to as the “Louisiana Subsidiary”), in connection with the proposed registration by the Issuer of the Exchange Notes, to be guaranteed by the Louisiana Subsidiary and those certain other subsidiaries of the Issuer identified therein, as guarantors of the Issuer’s obligations thereunder (collectively, the “Guarantors”), pursuant to the Registration Statement and as evidenced by that certain Notational Guarantee dated as of February 24, 2011 (the “Guarantee”), by the Guarantors in favor of the Trustee and the Holders (as such term is defined therein). The Exchange Notes are to be issued pursuant to that certain Indenture dated as of February 24, 2011 (the “Indenture”), by and among the Issuer, the Guarantors and Wilmington Trust FSB, as trustee (the “Trustee”). The Exchange Notes are to be issued in exchange for and in replacement of the Issuer’s 10% Senior Notes due 2019 issued on February 24, 2011 (the “Old Notes”), of which $450,000,000.00 in aggregate principal amount is outstanding and is subject to the exchange offer pursuant to the Registration Statement.

In that connection, we have examined copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including the following:

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(i)	copy of the certified articles of organization of the Louisiana Subsidiary;

(ii)	copy of the executed resolution of the Louisiana Subsidiary with respect to, among other things, the execution and delivery of the Guarantee;

(iii)	copy of the certificate of good standing for the Louisiana Subsidiary, issued by the Louisiana Secretary of State on February 7, 2011;

(iv)	copy of the limited liability company agreement for the Louisiana Subsidiary, dated April 2, 2006;

(v)	the Indenture;

(vi)	an executed copy of the Exchange and Registration Rights Agreement dated as February 24, 2011, by and among the Issuer, the Guarantors and the following purchasers: Goldman, Sachs & Co., J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporation and Wells Fargo Securities, LLC (the “Registration Rights Agreement”); and

(vii)	the Guarantee.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Louisiana Subsidiary, and the due authorization, execution and delivery of all documents by the parties thereto other than the Louisiana Subsidiary. As to any facts material to the opinions expressed herein that we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Louisiana Subsidiary.

Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principals of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) public policy considerations that may limit the rights of parties to obtain certain remedies, and (iv) any implied covenants of good faith and fair dealing.

In addition, we express no opinions as to the enforceability of guaranties of unenforceable obligations.

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Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that when (i) the Indenture has been duly authorized and validly executed and delivered by the Issuer and the Trustee, (ii) the Registration Statement becomes effective, (iii) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and (iv) the Exchange Notes and the Guarantee have been duly executed, authenticated in accordance with the provisions of the Indenture and the provisions of the applicable definitive purchase, underwriting or similar agreement approved by the Board of Directors of the Issuer upon payment of the consideration therefor provided for therein, and duly delivered to holders of the Old Notes in exchange for the Old Notes and the guarantees related thereto, the Guarantee will be validly issued and binding obligations of the Guarantors.

The opinions expressed in this opinion letter are given solely for the benefit of the Issuer, the Guarantors and their successors and assigns and may be relied upon by Kirkland & Ellis LLP, as the Issuer’s counsel, in connection with the issuance of the Exchange Notes and the filing of the Registration Statement and we hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. We also consent to the reference to our firm under the heading “Legal matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. The opinions expressed in this opinion letter may not be relied upon, in whole or in part, by the Trustee under the Indenture or any of the holders of the Exchange Notes or their successors or assigns or counsel, respectively, or any others named above for any other purpose or relied upon by any other person, firm or corporation for any purpose, without our prior written consent.

Our advice on every legal issue addressed in this opinion letter is based exclusively on the internal law of the State of Louisiana and represents our opinion as to how that issue would be resolved were it to be considered by the highest court in the jurisdiction which enacted such law. The manner in which any particular issue relating to the opinions would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it. None of the opinions or other advice contained in this opinion letter considers or covers any foreign or state securities (or “blue sky”) laws or regulations.

This opinion letter is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion letter speaks only as of the date hereof and we assume no obligation to revise or supplement this opinion letter.

We have also assumed that the execution and delivery of the Indenture and the Guarantee and the performance by the Guarantors of their obligations thereunder do not and will not violate, conflict with or constitute a default under any agreement or instrument to which any Registrant is bound, except those agreements and instruments that have been identified by the

November 22, 2011

Guarantors as being material to them and that have been filed as exhibits to the Registration Statement.

This opinion letter is furnished to you in connection with the filing of the Registration Statement and in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act.

Yours very truly,

/s/    Baker, Donelson, Bearman,

Caldwell & Berkowitz, PC